UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KANSAS CITY LIFE INSURANCE COMPANY
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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KANSAS CITY LIFE INSURANCE COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 23, 2015

The Annual Meeting of Stockholders of Kansas City Life Insurance Company will be held at our home office, 3520 Broadway, Kansas City, Missouri 64111 on April 23, 2015 at 9:00 a.m. for the following purposes:

(1)	To elect five (5) directors for a term of three (3) years.

(2)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 9, 2015 will receive this notice, and may vote at the meeting or any adjournment thereof. We are making these proxy materials available to you on or about March 23, 2015.

Your vote is important. All stockholders are encouraged to attend the meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You may submit your proxy card for the 2015 Annual Meeting by completing, signing, dating and returning your proxy card. We enclosed a postage-paid envelope for your convenience. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 4 of the attached Proxy Statement.

/s/A. Craig Mason, Jr.	/s/R. Philip Bixby
A. Craig Mason, Jr. Senior Vice President, General Counsel and Secretary	R. Philip Bixby President, CEO and Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on April 23, 2015:

Kansas City Life Insurance Company’s 2015 Proxy Statement, Proxy Card and Annual Report
for the year ended December 31, 2014 are available at http://www.kclife.com/proxy_materials

KANSAS CITY LIFE INSURANCE COMPANY
Kansas City, Missouri

PROXY STATEMENT

The Board of Directors of Kansas City Life Insurance Company (the “Company,” “we,” “us,” “our”) is sending you the enclosed proxy, for use in connection with the Annual Meeting of Stockholders on April 23, 2015, at our principal office, 3520 Broadway, Kansas City, Missouri 64111. We will consider and vote upon the following: (1) election of five directors for a term of three years, and (2) transaction of such other business as may properly come before the meeting or any adjournment thereof. We do not intend to bring any business to the meeting other than the matters set forth above, and we do not know of any other matters that may be brought before the meeting. However, if any other matters properly come before the meeting, or any adjournment or adjournments thereof, including procedural matters arising during the course thereof, the persons named in the enclosed proxy will vote the proxy according to their judgment on such matters unless you limit your proxy to the contrary.

Shares represented at the meeting by properly executed proxies will be voted at the meeting in accordance with the specifications made on the ballot provided in this proxy.  If the stockholder does not give direction by ballot, the proxy will be voted in the manner specified on the accompanying form of proxy.

To be eligible for inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders, we must receive any stockholder proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934 no later than December 1, 2015. You should address any proposal to Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111, Attn: Secretary. Such proposals must comply with applicable SEC and NASDAQ Capital Market rules and our Bylaws. You may request a copy of our Bylaws by contacting our Secretary in writing at the foregoing address.

Under our Bylaws, nominations for a director may be made only by (1) the Board of Directors, (2) the Nominating Committee, or (3) a stockholder entitled to vote who has delivered a written Notice of Intent to Nominate Director to the Chairman of the Board at our home office (containing certain information specified in the Bylaws) (i) not less than 60 days prior to the annual meeting, or for a special meeting.

Under our Bylaws, if you wish to bring other business before the stockholders at our 2015 Annual Meeting without including your proposal in our Proxy Statement, you must notify our secretary in writing on or before March 23, 2015 and your notice must contain the specific information required in our Bylaws. These two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you want us to include in our Proxy Statement.

We have 36,000,000 authorized shares of $1.25 par value common stock. As of January 31, 2015, 10,814,833 were outstanding. Each outstanding share of stock is entitled to one vote, and stockholders of record as of the close of business on March 9, 2015 (the “Record Date”) may vote at the meeting.

ANNUAL REPORT

We have enclosed the Annual Report for 2014 and the Form 10-K, as amended, with this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are making these proxy materials available to you on or about March 23, 2015 by delivering printed versions of these materials to you by mail, in connection with the 2015 Annual Meeting of Stockholders of Kansas City Life Insurance Company. The Notice of the Annual Meeting of Stockholders sets forth the matters we will vote on at the Annual Meeting.

We invite you to attend the Annual Meeting on April 23, 2015, beginning at 9:00 a.m., CST, at Kansas City Life Insurance Company’s home office, 3520 Broadway, Kansas City, Missouri 64111.

What is included in these proxy materials?

We included the following documents in these proxy materials, and you can also find them on our website at http://www.kclife.com/proxy_materials:

•	Our Notice of Annual Meeting;

•	Our Proxy Statement; and

•	Our Annual Report on Form 10-K, as amended, for 2014

If you received printed versions of these materials by mail, these materials also include a proxy card.

How can I access the proxy materials and vote my shares?

You can find the instructions for accessing proxy materials and voting in the information we sent you by mail.

You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual Meeting?

If you owned our common stock at the close of business on March 9, 2015 (the “Record Date”), then you may vote at the Annual Meeting. At the close of business on the Record Date, we had 10,809,753 shares of common stock outstanding and entitled to vote. In the election of directors, stockholders have cumulative voting rights under Missouri law. This means each stockholder has a number of votes determined by multiplying the number of shares he or she may vote by the number of directors to be elected. Stockholders may vote their total number of votes for one nominee or may distribute them among several nominees. Each share of common stock has one vote for all other matters properly brought before the Annual Meeting.  Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

How can I vote my shares in person at the Annual Meeting?

If you are a stockholder on the Record Date, you will receive a ballot when you arrive at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described above so that we may count your vote if you later decide not to attend the meeting.

Can I change my vote after I have voted?

Yes. You have the right to revoke your proxy at any time before the vote occurs at the Annual Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date by signing and returning a new proxy card with a later date or by attending the meeting and voting in person. But your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or file a written instrument with the Secretary requesting revocation of your prior proxy.

What happens if I do not give specific voting instructions when I deliver my proxy?

If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

What is the “quorum” requirement for the Annual Meeting?

To conduct any business at the Annual Meeting, a majority of our outstanding shares on the Record Date entitled to vote at the meeting must be present in person or represented by valid proxies. This is called a quorum. We will count your shares for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, if you are present and vote in person at the meeting or if you voted [by Internet, telephone or] by properly submitting a proxy card by mail.

How are abstentions treated?

We consider abstentions present for purposes of determining a quorum. We do not consider abstentions votes properly cast at the Annual Meeting. Because the approval of proposal 1 is based on the votes properly cast at the Annual Meeting, we will not include abstentions in the calculation of the stockholder vote on these proposals. Therefore, it is important that you vote. We strongly encourage you to vote - every vote is important.

Assuming there is a proper quorum of shares represented at the Annual Meeting, how many shares are required to approve the proposals being voted upon at the Annual Meeting?

Proposal	Vote Required
Election of directors	Plurality of votes cast

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we have no knowledge of any business other than that described in the Notice of the Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. The deadline under our Bylaws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting as directed by the Board of Directors, the proxy holders have discretionary authority to vote all such proxies as they decide.

Who counts the votes cast at the Annual Meeting?

Employees of the Company will tabulate the votes cast at the Annual Meeting and act as inspectors of election.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting and post the results on our website.

Who is paying for the cost of this proxy solicitation?

We are paying the expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board. We may use the services of certain of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from stockholders. We also engaged Broadridge, Inc. to help us solicit proxies from stockholders for an estimated cost of $9,000.

Where are Kansas City Life Insurance’s principal executive offices located, and what is the main telephone number?

Our headquarters are located at 3520 Broadway, Kansas City, Missouri, 64111. Our main telephone number is (816) 753-7000.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES LISTED BELOW

There are currently 14 directors on our Board. We divided the directors into three classes serving staggered terms of three years. On the recommendation of the Nominating Committee, the Board nominated the persons named below for election as director at this Annual Meeting, each to serve a three year term, or until the director’s successor is elected and qualified. The affirmative vote of a plurality of votes properly cast on this proposal at the Annual Meeting is required for the election of each director.

Director and Nominee Experience and Qualifications

The Board believes that its members should possess a variety of experiences and skills to effectively oversee our business. Our Company and subsidiaries engage primarily in the insurance and financial services industry. Our industry is highly regulated. We have a large asset base with a significant investment portfolio. We also have a voting group that controls a majority of our shares. We seek Board candidates who will strengthen our Company with experiences or perspectives that fit the business and structure in which we operate. Our Nominating Committee evaluates candidates for nomination to the Board.

In evaluating the candidates, the Nominating Committee complies with the applicable requirements for directors under the standards promulgated by the Securities and Exchange Commission and the listing standards of the NASDAQ Capital Market. The Nominating Committee may also take other factors and criteria into consideration, as it deems appropriate, including the candidate’s knowledge, expertise, skills, integrity, diversity, judgment, business or other experience, and reputation in the business community. The Nominating Committee also considers the interplay of the nominee’s experience with the experience of other Board members, the extent to which the nominee would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote substantial time and effort to Board responsibilities.

At least once a year, the Nominating Committee evaluates the size and composition of the Board to assess the skills and experiences of Board members, and compares them with those skills that might prove valuable in the future, giving consideration to our changing circumstances and the then current Board membership. This assessment allows us to consider whether the skills and experiences present on our current Board continue to be appropriate as our needs evolve over time.

The Nominating Committee identifies Board candidates through numerous sources. The Nominating Committee may, but is not required to, consider candidates suggested by management, other members of the Board, or stockholders. The Nominating Committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including those described above. New candidates are interviewed by members of the Nominating Committee and other Board members.

When considering incumbent directors for re-nomination and evaluating director candidates, the Board and the Nominating Committee consider a variety of factors. These include each director’s independence, personal and professional accomplishments, and experience in light of our needs. For incumbent directors, the factors also include contributions to the Board. The Board believes that all the current nominees are highly qualified and have the skills and experience required for effective service on our Board. The directors’ individual biographies below contain information about each nominee’s experiences, qualifications, and skills that led the Board to nominate them. All of the directors nominated for election this year are incumbents.

Each nominee agreed to be named in this Proxy Statement and to serve if elected. If any nominee is unable to serve as a director, the proxy holders will vote for such other person as the Board recommends.

While the Nominating Committee includes diversity among the factors and criteria it considers in nominating a candidate, we do not maintain a formal policy with regard to diversity of directors serving on its Board.

CANDIDATES NOMINATED BY THE BOARD FOR A THREE YEAR TERM

R. Philip Bixby	Director Since: 1985
(Age 61) Member of the: • Executive Committee (Chairman) • Nominating Committee (Chairman)
Other Current Board Positions: Chairman and President of Sunset Life Insurance Company of America, Chairman of Old American Insurance Company and Chairman of Sunset Financial Services, Inc. (all subsidiaries).
Business Experience: Mr. Bixby is President, CEO and Chairman of the Board. He was elected Assistant Secretary in 1979; Assistant Vice President in 1982; Vice President in 1984; Senior Vice President, Operations in 1990; Executive Vice President in 1996; President and CEO in April 1998, Vice Chairman of the Board in January 2000 and Chairman of the Board in 2005.
Qualifications and Skills: Mr. Bixby has worked his way through the Company in various roles from entry level employee to management. After 37 years as an employee, he has significant industry and company experience to bring to the Board. As Chairman, he also brings a balance of concerns both as a representative of management and a representative of the stockholders.
Relationship to Company: Mr. Bixby is the brother of Walter E. Bixby and the cousin of Nancy Bixby Hudson and is part of the current voting group.

Michael Braude	Director Since: 2006
(Age 78) Member of the: •Compensation Committee (Chairman) •Nominating Committee
Other Current Board Positions: Kansas City Board of Trade, Midwest Trust Co., M.G.P. Ingredients, Inc., and Hodgson Company.
Business Experience: From 1984 to 2000, he was President and CEO of the Kansas City Board of Trade. He is a past chairman of the National Grain Trade Council. He is a former Trustee of the Kansas Public Employees Retirement Fund, and a Trustee of Midwest Research Institute. He is a former weekly, and now contributing columnist for the Kansas City Business Journal.  Mr. Braude was employed by the Company in the early 1960’s as a sales trainee.
Qualifications and Skills: Mr. Braude brings a broad range of experiences and expertise to the Board. His experiences with the Board of Trade, his expertise with other industries, and his journalistic endeavor all provide a unique perspective to the issues addressed by the Board.
Relationship to Company: Mr. Braude is an Independent Director.

John C. Cozad	Director Since: 2008
(Age 70)
Other Current Board Positions: Heartland Christian College and United For Missouri.
Business Experience: Mr. Cozad is President of Cozad Company, LLC, a government relations company in Platte City, Missouri. He was previously a partner at Stinson Morrison Hecker, a Kansas City law firm. He appears as an on-air commentator on Kansas City Public Television, has previously served on the Missouri Highways and Transportation Commission as Chairman and as a curator on the University of Missouri Board of Curators.
Qualifications and Skills: Mr. Cozad brings an expertise in government relations to the Board, an important element in the highly regulated industry in which the Company operates. His expertise in regulatory issues is complemented by his experiences in both legal and public service arenas.
Relationship to Company: Mr. Cozad is an Independent Director.

Tracy W. Knapp	Director Since: 2002
(Age 52) Member of the: •Executive Committee
Other Current Board Positions: Sunset Life Insurance Company of America, Old American Insurance Company, and Sunset Financial Services, Inc. (all subsidiaries).
Business Experience: Mr. Knapp is Senior Vice President, Finance and Chief Financial Officer. He joined the Company in 1998 and was responsible for developing a banking subsidiary. Mr. Knapp was elected President and CEO of Generations Bank when it was chartered in July 2000. From 1991 to 1998, he held several positions with U.S. Credit Union including Vice President, Finance and Controller.
Qualifications and Skills: Mr. Knapp brings a blended financial services background to the Board, bringing both insurance industry and other financial industries experience as a resource for the Board.
Relationship to Company: Mr. Knapp is a current Officer.

Mark A. Milton	Director Since: 2009
(Age 56)
Other Current Board Positions: Director of Sunset Life Insurance Company of America, Director of Old American Insurance Company, and Director of Sunset Financial Services, Inc. (all subsidiaries).
Business Experience: Mr. Milton is Senior Vice President and Actuary of the Company. He was elected Assistant Actuary in 1984; Assistant Vice President, Associate Actuary in 1987; Vice President, Associate Actuary in 1989; Vice President and Actuary in 2000 and to his present position in 2001.
Qualifications and Skills: Mr. Milton brings significant actuarial expertise to the Board, providing a knowledge base for corporate products and expertise in analyzing industry trends.
Relationship to Company: Mr. Milton is a current Officer.

Recommendation

The Board of Directors recommends a vote FOR each of the director nominees.

DIRECTORS ELECTED APRIL 24, 2014 FOR A THREE YEAR TERM

Walter E. Bixby	Director Since: 1996
(Age 56) Member of the: •Executive Committee •Nominating Committee
Other Current Board Positions: Sunset Life Insurance Company of America, Old American Insurance Company and Sunset Financial Services, Inc. (all subsidiaries).
Business Experience: Mr. Bixby is Executive Vice President and Vice Chairman of the Board. He was elected Assistant Vice President of the Company in 1985; Vice President, Marketing in 1990; Vice President, Marketing Operations in 1992 and President of Old American Insurance Company, a subsidiary, in 1996.
Qualifications and Skills: Mr. Bixby has worked in various roles at the Company during his 32 years with the Company. He brings significant industry and company experience to the Board, and brings a balance of judgment both as an employee of the Company and as a significant stockholder.
Relationship to Company: Mr. Bixby is the brother of R. Philip Bixby and the cousin of Nancy Bixby Hudson and is a member of the current voting group.

Kevin G. Barth	Director Since: 2008
(Age 54) Member of the: • Compensation Committee
Other Current Board Positions: The Economic Development Corporation of Kansas City, Hodgdon Powder Company, Cereal Food Processors Inc., and the Center For Practical Bio-Ethics.
Business Experience: Mr. Barth has served as President, COO and Senior Lender for Commerce Bank, Kansas City, since April 2000. He is a member of the Executive Committee and is Executive Vice President of Commerce Bancshares, NA.
Qualifications and Skills: Mr. Barth brings important financial experience to the Board and strong experience in the financial services industry. His broad experience in investments and lending provide him critical skills used to assist the Board to evaluate our investment strategy and its current portfolio.
Relationship to Company: Mr. Barth is an Independent Director.

James T. Carr	Director since: 2011
(Age 48)
Other Current Board Positions: The Champions of Character Foundation, Missouri Bank and Trust, USA Basketball, Baptist-Trinity Lutheran Legacy Foundation and the Police Athletic League.
Business Experience: Mr. Carr is the President and Chief Executive Officer of the National Association of Intercollegiate Athletics, and has served in that position since September 2006. Mr. Carr joined the NAIA in 1998 as managing director and general counsel and became chief operating officer and general counsel in 2000.
Qualifications and Skills: Mr. Carr brings important management and character-building experience to the Board coupled with strong revenue building experience.
Relationship to Company: Mr. Carr is an Independent Director.

Nancy Bixby Hudson	Director Since: 1996
(Age 62)
Other Current Board Positions: Sunset Life Insurance Company of America and Old American Insurance Company (both subsidiaries).
Business Experience: Rancher and Investor.
Qualifications and Skills: Ms. Hudson brings a unique perspective and broader balance to the Board. Her experience allows for a strong stockholder voice that respects the history and tradition of the Company.
Relationship to Company: Ms. Hudson is a member of the current voting group, an investor, and is the cousin of R. Philip Bixby and Walter E. Bixby.

William A. Schalekamp	Director Since: 2002
(Age 70) Member of the: •Executive Committee
Business Experience: Mr. Schalekamp retired from his position as Senior Vice President, General Counsel and Secretary of the Company on October 31, 2010. He was elected Assistant Counsel in 1973; Associate Counsel in 1975; Assistant General Counsel in 1980; Associate General Counsel in 1984; Vice President and Chief Compliance Officer/Associate General Counsel in January 2002, and to his last position in April 2002.
Qualifications and Skills: Mr. Schalekamp brings both institutional knowledge and strong legal skills to the Board. In his 42 years of service with the Company, he has developed an expertise in employment, real estate, investment, regulatory and litigation matters.
Relationship to the Company: Mr. Schalekamp is an Independent Director

DIRECTORS ELECTED APRIL 18, 2013 FOR A THREE YEAR TERM

William R. Blessing	Director Since: 2001
(Age 59) Member of the: • Compensation Committee • Executive Committee
Business Experience: Mr. Blessing retired as Senior Vice President, Corporate Strategy and Development, Embarq, a position he held since the company became independent in 2006. He had held similar duties with Sprint and related entities in various capacities since 1981.
Qualifications and Skills: Mr. Blessing’s experience in management, strategy, development, and economic forecasting brings valuable management and financial analysis skills to the Board. His experience with mergers and acquisitions also brings analytical abilities for looking at the overall position of the Company and in identifying strengths and areas for improvement. Mr. Blessing is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.
Relationship to Company: Mr. Blessing is an Independent Director.

Richard L. Finn	Director Since: 2004
(Age 73) Member of the: • Audit Committee • Executive Committee
Business Experience: Mr. Finn was elected Vice President of the Company in 1976, Financial Vice President in 1983, and Senior Vice President, Finance in 1984, a position he held until he retired in January 2002. He previously served as a Director of the Company from 1983 to 2002.
Qualifications and Skills: Mr. Finn brings a wealth of accounting and insurance industry experience to the Board. He also brings significant institutional knowledge regarding the Company.
Relationship to Company: Mr. Finn is an Independent Director.

David S. Kimmel	Director Since: 2013
(Age 52) Member of the: • Audit Committee
Other Current Board Positions: CyberRiskPartners, LLC
Business Experience: Mr. Kimmel is CEO and Board Member of CyberRiskPartners, LLC, a privately held cyber risk analytics and risk management company. Prior to CyberRiskPartners, he was the Founder and Managing Partner of Summit Capital LLC, providing strategic, financial and capital raising advisory services for senior management and boards of directors. Mr. Kimmel previously worked in investment banking for the insurance industry with Deutsche Bank Securities and J.P. Morgan Securities, where he held various senior positions, including Managing Director and Insurance Investment Banking Group Head at both firms.
Qualifications and Skills: Mr. Kimmel’s experience in the industry, specifically in financial and analytical evaluation of life insurance companies, brings a valuable perspective to the Board. He adds a specific expertise to the Board in areas of capital management, corporate analysis, strategic planning and development.
Relationship to Company: Mr. Kimmel is an Independent Director.

Cecil R. Miller	Director Since: 2001
(Age 81) Member of the: • Audit Committee (Chairman)
Business Experience: Mr. Miller is a retired former partner of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) He joined KPMG LLP in 1957 and became an audit partner in 1967 specializing in insurance and agribusiness. He retired in 1990.
Qualifications and Skills: Mr. Miller brings significant financial and auditing expertise to the Board, which are utilized by the Board generally and through his position as Chair of the Audit Committee and as its Financial Expert.
Relationship to Company: Mr. Miller is an Independent Director.

CORPORATE GOVERNANCE

Current Board Structure

Our Board of Directors currently has fourteen members, nine of whom are independent directors, with the Chairman also serving in the role of Principal Executive Officer. We believe that having a single person serve as Chairman and Principal Executive Officer provides unified leadership and direction, and that such a structure facilitates oversight of management and the full engagement of our independent directors.

Our Board does not have a lead independent director, but each of our independent directors has substantial leadership experience in areas relevant to our business. We believe that our independent directors have the necessary power and authority to request and obtain information from management and to retain outside consultants where appropriate. As more specifically discussed below, the Compensation Committee reports on senior management compensation to the Board and considers its input. The Compensation Committee evaluates the performance of the Principal Executive Officer. In addition, the independent directors meet in executive session at least twice a year, and report to the Board and communicate with management through a representative. See “Board Oversight of Risk” on page 34 for more information about the Board’s role in risk oversight of the Company.

Board Committees

The Board has four standing Committees: Audit, Compensation, Nominating, and Executive. With the exception of the Executive Committee, written charters govern these Committees and are available on our website at www.kclife.com under the link “FINANCIALS”. Our Bylaws and Articles of Incorporation govern the Executive Committee.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act (15U.S.C. 78c(a)(58)(A)). The primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications, performance, and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) our compliance with regulatory requirements. The members of that Audit Committee are Richard L. Finn, David S. Kimmel, and Cecil R. Miller. All directors serving on the Audit Committee are independent in accordance with the listing standards of the NASDAQ Capital Market. Mr. Miller is the current chair of the Audit Committee and he qualifies as an “Audit Committee Financial Expert” as defined by the Securities and Exchange Commission and NASDAQ Capital Market rules. The Audit Committee also reviews and approves the terms of any new related-party agreements. The Audit Committee met five times in 2014.

Compensation Committee

The functions of the Compensation Committee are to aid the Board in meeting its oversight responsibilities and to determine executive compensation. The Compensation Committee reviews and recommends to the Board base salaries, director compensation, the annual incentive and long-term incentive programs, and reviews and discusses the Compensation Disclosure and Analysis with Management. Based on their review, the Committee may recommend the inclusion of the Compensation Disclosure and Analysis in the annual report on Form 10-K and, as applicable, in our Proxy Statement. The current members of the Compensation Committee are Kevin G. Barth, William R. Blessing, and Michael Braude. Mr. Braude is the current chair of the Compensation Committee. All directors serving on the Compensation Committee are independent in accordance with the listing standards of the NASDAQ Capital Market. The Compensation Committee met five times in 2014.

Nominating Committee

The members of the Nominating Committee are R. Philip Bixby, Walter E. Bixby, and Michael Braude. Director Braude is an independent director. The Nominating Committee complies with the applicable requirements for directors under the standards promulgated by the Securities and Exchange Commission and the listing standards of the NASDAQ Capital Market. The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board and selection of nominees for election to the Board. The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Nominating Committee met once in 2014.

Executive Committee

The function of the Executive Committee is to exercise all of the authority of the Board of Directors in the management, general control, and supervision of the business of the Company, subject to the general direction of the Board of Directors, as provided for in the Articles and Bylaws of the Company. This authority includes the oversight of operational risk related to our business, risks associated with our investment decisions, and underwriting risk associated with insurance products offered by the Company and its subsidiaries. The Executive Committee met twelve times in 2014.

Meeting Attendance

During the year ending December 31, 2014, our Board of Directors met four times. All of the members attended 75% or more of the Board meetings and Committee meetings on which they served.

 Last year, seven directors attended the Annual Meeting.

Additional Information

Because more than 50% of stockholder voting power of the Company is held pursuant to a Voting Agreement dated October 31, 2004, we elected to be a “controlled company” under the corporate governance listing standards of the NASDAQ Capital Market. Accordingly, we are exempt from the corporate governance listing standards requiring (1) a board consisting of a majority of directors who have been determined to be independent under the criteria set forth in the listing standards, (2) a nominating committee composed entirely of independent directors and (3) a compensation committee composed entirely of such independent directors.

Director Independence

The Board affirmatively determines the independence of its directors on an annual basis according to the listing standards of the NASDAQ Capital Market.  During the Board meeting on January 26, 2015, the following Directors were determined to be independent:

Director	Matters Considered by Board
Kevin G. Barth	No relationships
William R. Blessing	No relationships
Michael Braude	Former employee of Company
James T. Carr	No relationships
John C. Cozad	No relationships
Richard L. Finn	Former executive officer employee of Company
David S. Kimmel	No relationships
Cecil R. Miller	Former employee of our external audit firm
William A. Schalekamp	Former executive officer employee of Company

Code of Ethics

We have a Code of Ethics for Officers, Directors, and Employees. Copies are available on our website at http://www.kclife.com and you may obtain a free copy by writing our Secretary at 3520 Broadway, Kansas City, Missouri, 64111.

Communications with the Board

The Board provides a process for stockholders to send communications to the independent members of the Board, by mailing such communications to Cecil R. Miller, Chairman of the Audit Committee, Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111.

Mr. Miller will forward communications to other directors, members of management or such other persons as deemed appropriate. The committees or, if appropriate, management, will respond in a timely manner to any substantive communications from a stockholder or an interested party. The Board strives to provide clear, candid and timely responses to any substantive communication it receives. To build constructive, informed relationships with stockholders and encourage transparency and accountability, it is the Board’s policy to provide a response to any stockholder communication that receives a majority vote.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2014, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

RELATED PERSON TRANSACTIONS

The Audit Committee has a written policy guiding procedures for the review, approval and ratification of transactions involving our Company and “related persons” (directors and executive officers or their immediate family members, or stockholders beneficially owning more than 5% of our common stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

The Audit Committee reviews all related person transactions and, as appropriate, approves or ratifies such transactions, or if time is of the essence, the Chair of the Audit Committee has the authority to authorize the transactions. Any director involved in such a transaction may not participate in any review, approval or ratification. The Audit Committee will only approve a related person transaction if, based on all of the facts and circumstances, the transaction is in, or is not inconsistent with, the best interests of our Company and our stockholders. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction.

In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction is appropriate.

There were no related person transactions in 2014.

EXECUTIVE OFFICERS

Name, Age and Position	Business Experience During Past 5 Years

R. Philip Bixby, 61 President, CEO and Chairman of the Board (PEO)	See Candidates Nominated by the Board for a Three Year Term

Walter E. Bixby, 56 Executive Vice President and Vice Chairman of the Board	See Directors Elected April 24, 2014 for a Three Year Term

Tracy W. Knapp, 52 Senior Vice President, Finance (PFO)	See Candidates Nominated by the Board for a Three Year Term

Donald E. Krebs, 57 Senior Vice President, Sales and Marketing
Appointed Senior Vice President, Sales and Marketing in April 2004. Served as Vice President, Agency Marketing 2001 until 2004, and Regional Vice President 1996 until 2001. Responsible for Individual sales and marketing efforts for Kansas City Life. Director and Vice President of Sales and Marketing for our subsidiary Sunset Life Insurance Company of America; Director of our subsidiary Sunset Financial Services, Inc.

David A. Laird, 54 Vice President and Controller
Appointed Vice President and Controller in December 2007.  Mr. Laird serves as Chief Accounting Officer responsible for all corporate accounting and financial reports.  Mr. Laird has been with the Company in various positions since 1982, most recently as Assistant Vice President and Assistant Controller.

A. Craig Mason, Jr., 49 Senior Vice President, General Counsel and Secretary
Appointed Vice President, General Counsel and Secretary effective November 1, 2010, and Senior Vice President, General Counsel and Secretary on February 1, 2013.  As General Counsel, Mr. Mason is responsible for all legal matters involving the Company.  Mr. Mason has been with the Company since 2006 and has extensive experience in the insurance industry.  Serves as Secretary and Director of Sunset Financial Services, Inc., a subsidiary.

Mark A. Milton, 56 Senior Vice President and Actuary	See Candidates Nominated by the Board for a Three Year Term

Steve Ropp, 55 Senior Vice President, Operations
Appointed Vice President, Operations Services in 2005; Vice President, Insurance Services in 2011; and to present position in 2015. Responsible for our Computer Operations, Customer Services, Claims, Agency Administration, New Business, Underwriting, Facility Services, Distribution Services, Printing and Office Services. Director of Old American Insurance Company, a subsidiary.

SECURITY OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2014 concerning each director and director nominee, each named executive officer listed in the Summary Compensation Table and each person or group owning more than five percent of the outstanding shares of our $1.25 par value common stock. The common stock is our only class of voting securities. As described in the notes to the table set forth below, certain named persons share the power of voting and disposition with respect to certain shares of common stock. Consequently, we show such shares as being beneficially owned by more than one person.

Name and Addresses	Shares Beneficially Owned		Percent of Class

5% Beneficial Owners:	2,358,340	(3)(7)(10)
Angeline I. Bixby	357,311	(7)(13)	28.4
141 Triple Creek Pass	353,688	(7)(17)
Pine Mountain, GA 31822

JRB Interests, LLC	2,966,312	(4)(7)	27.4
3520 Broadway
Kansas City, MO 64111

Lee M. Vogel	7,081,892	(4)(5)(7)	65.4
3810 N. Mulberry Dr. #202
Kansas City, MO 64116

Mark A. Milton, Donald E. Krebs, and Stephen E. Ropp	545,470	(1)	5.0
Trustees of the Kansas City Life Insurance Company Savings
and Profit Sharing Plan and the Kansas City Life Employee
Stock Plan
3520 Broadway
Kansas City, MO 64111

The Midwest Trust Company of Missouri	3,396,821	(6)(7)	31.4
4520 Main St. Ste. 175
Kansas City, MO 64111

Nancy Bixby Hudson	2,966,312	(4)(7)(14)	29.5
425 Baldwin Creek Rd.	223,696	(8)
Lander, WY 82520

WEB Interest, Ltd.	2,358,340	(2)(7)	21.8
3520 Broadway
Kansas City, MO 64111

R. Philip Bixby	2,358,340	(7)(10)(15)	28.4
3520 Broadway	35,281	(9)
Kansas City, MO 64111	357,311	(7)(13)
	320,854	(7)(16)

Walter E. Bixby	2,358,340	(7)(10)(11)	28.7
3520 Broadway	22,363	(9)
Kansas City, MO 64111	357,311	(7)(13)
	364,601	(7)(12

Name and Addresses	Shares Beneficially Owned		Percent of Class

Directors, Director Nominees and Executive Officers:

Kevin G. Barth	--		*

William R. Blessing	100		*

Michael Braude	1,100		*

James T. Carr	100		*

John C. Cozad	100		*

Richard L. Finn	24		*

David S. Kimmel	500		*

Tracy W. Knapp	15,562	(9)	*

Donald E. Krebs	--	(9)	*

A. Craig Mason, Jr.	1,145	(9)	*

Cecil R. Miller	100		*

Mark A. Milton	11,152	(9)	*

Stephen E. Ropp	--	(9)	*

William A. Schalekamp	6		*

All directors, director nominees, executive officers as a group (17 persons)	6,678,647		61.7%

* Less than 1%

(1)	Trustees have the power to sell Plan assets. Participants may instruct the Trustees how to vote their shares.

(2)
The WEB Interests, Ltd. is a Texas limited partnership (the “WEB Partnership”). Each partner of the WEB Partnership has the power to dispose of that number of shares of Common Stock owned by the WEB Partnership which equals such partner’s proportionate interest in the WEB Partnership.

(3)
Includes (a) shares for which Ms. Bixby, as an individual general partner of the WEB Partnership, has the sole power to dispose of 4,770 shares; and (b) 781,343 shares for which Ms. Bixby, an individual limited partner, as the sole trustee of the Angeline I. Bixby GST Trust, and as the sole trustee of the Issue Trust for Angeline I. Bixby, which is a limited partner of the WEB Partnership, has the power of disposition.

(4)
The JRB Interests, LLC is a Missouri limited company (“JRB”). Each member of JRB has the power to dispose of that number of shares of Common Stock owned by JRB which equals such member’s proportionate interest in JRB.

(5)
Includes 2,966,312 shares for which Lee M. Vogel (“Mr. Vogel”), as a manager and member of JRB, shares the power of disposition. Of these shares, Mr. Vogel: (a) as a member of JRB, in his individual capacity, has an indirect pecuniary interest in 169 shares; and (b) as a co-trustee (with The Midwest Trust Company of Missouri) of the Issue Trust for Lee M. Vogel, a member of JRB, shares the power to dispose of 1,029,233 shares. Mr. Vogel disclaims pecuniary interest in all but 1,029,402 shares owned by JRB. Also includes 7,098 shares beneficially owned by Mr. Vogel as sole trustee of the Lee M. Vogel Revocable Trust dated March 15, 2005.

(6)
The Midwest Trust Company of Missouri shares the power to dispose of (a) 1,936,741 shares with Nancy Bixby Hudson, as co-trustees of the Nancy Bixby Hudson GST Trust and the Issue Trust for Nancy Bixby Hudson, which trusts are member of JRB; (b) 1,029,233 shares with Lee M. Vogel, as co-trustees of the Issue Trust for Lee M. Vogel, a member of JRB; (c) 322,977 shares with R. Philip Bixby as co-trustees of the Robert P. Bixby 2012 GST Trust; and (d) 107,870 shares as sole trustee of the Nancy Bixby Hudson 2012 Irrevocable Trust.

(7)	Mr. Vogel has the sole voting power for 7,081,892 shares pursuant to a voting agreement between certain members of the Bixby family.

(8)	Nancy Bixby Hudson, as sole trustee of the Nancy Bixby Hudson Trust dated December 11, 1997, has the sole power to dispose of these shares.

(9)	Approximate beneficial interest in shares held by the Trustees of Kansas City Life Insurance Company employee benefit plans. Participants have the power to vote the shares held in their account.

(10)
As general partners of the WEB Interests, Ltd., a Texas limited partnership (the “WEB Partnership”), Walter E. Bixby, R. Philip Bixby and Angeline I. Bixby share the power to dispose of these shares, which are owned by the WEB Partnership. As general partners, in their capacity as co-trustees of the WEB Trust, Walter E. Bixby, R. Philip Bixby and Angeline I. Bixby share the power to dispose of 2,358,340 of these shares.

(11)
Includes (a) 4,770 shares for which Walter E. Bixby, as an individual general partner of the WEB Partnership, has the sole power of disposition; and (b) 592,676 shares for which Mr. Bixby, as the sole trustee of the Walter E. Bixby, III GST Trust, which is a limited partner of the WEB Partnership, has the power of disposition.

(12)
Includes (a) 341,745 shares which Walter E. Bixby owns directly and has the sole power of disposition; and (b) 22,856 shares for which Mr. Bixby, as custodian for certain of his minor niece and nephew, has the sole power of disposition.

(13)
These shares are held in the Walter E. Bixby Descendants Trust. R. Philip Bixby, Walter E. Bixby and Angeline I. Bixby are the co-trustees of this trust and share the power to dispose of these shares. The terms of the trust restrict the transfer of these shares.

(14)
Includes 2,966,312 shares for which Nancy Bixby Hudson, as a manager and member of JRB Interests, LLC, a Missouri limited liability company (“JRB”), shares with the other members of JRB, the power of disposition of these shares, which are owned by JRB. Ms. Hudson (a) as a member of JRB, has sole power to dispose of 169 of these shares; and (b) as a co-trustee (with The Midwest Trust Company of Missouri) of the Nancy Bixby Hudson GST Trust, the Nancy Bixby Hudson GST Non-Exempt Trust, and the Issue Trust for Nancy Bixby Hudson, which trusts are members of JRB, shares the power to dispose of 1,936,741 of these shares. Ms. Hudson disclaims pecuniary interest in 1,029,402 shares owned by JRB.

(15)
Includes (a) 4,770 shares for which R. Philip Bixby, as an individual general partner of the WEB Partnership, has the power of disposition; and (b) 458,366 shares for which Mr. Bixby, as sole trustee of the Robert Philip Bixby Revocable Trust and 322,977 shares for which Mr. Bixby, as co-trustee of the Robert Philip Bixby 2012 GST Trust, which trusts are limited partners of the WEB Partnership, has the power of disposition.

(16)	Shares which R. Philip Bixby owns directly and has the sole power of disposition.

(17)	Shares which Angeline I. Bixby owns directly and has the sole power of disposition.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of Common Stock. Based solely on a review of copies of the Forms 3, 4 and 5 we received or representations from certain reporting persons, we believe that, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, Directors and 10% stockholders were met in a timely manner, except for the following:

Walter E. Bixby was late filing two Form 4’s for transactions relating to deferred compensation contributions to a fund denominated in Common Stock.

COMPENSATION DISCLOSURE AND ANALYSIS

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but also describes compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The Compensation Committee’s Responsibilities

The Compensation Committee of the Board is responsible for oversight of our executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and stockholder value. Each year, the Committee reviews and approves the overall design of our executive pay programs and the pay elements for the senior executive officers. In addition, the Committee performs an annual evaluation of the Principal Executive Officer’s performance compared to pre-established Company performance goals and objectives, and recommends compensation actions impacting executive officers and directors to the Board. The purpose of this evaluation is to summarize the philosophical principles, specific program elements and other factors considered by the Committee in making decisions about executive compensation.

All Directors on the Compensation Committee are independent. The Compensation Committee reports on its actions and recommendations to the full Board after each meeting. In addition to its own work, the Compensation Committee seeks input from an outside consultant (more fully described below), the Principal Executive Officer and the Senior Vice President responsible for Human Resources, for information, perspectives, and recommendations on a variety of matters, such as annual incentive goals and plan design changes for Board-approved compensation plans. Our General Counsel also advises the Committee on various legal aspects relating to compensation and employment matters.

Role of Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, the Compensation Committee engaged the services of Hay Group, an independent executive compensation consultant, to provide benchmarking data, analysis, and recommendations on various projects as part of the Compensation Committee’s comprehensive review of executive compensation programs. Hay Group’s assistance helps the Compensation Committee evaluate whether our compensation programs align with our compensation philosophy and strategy. The compensation consultant’s services are subject to a master consulting agreement and project-specific engagement letters, and the Compensation Committee has sole authority to terminate the relationship. Under the direction of the Compensation Committee, Hay Group interacts with members of the senior management team to provide insights into Company practices and to inform management about emerging best practices and market trends.

Management also engages Hay Group as needed throughout the year on projects related to job-sizing and market data for non-executive positions at the Company. The aggregate cost for Hay Group’s services provided to management during 2014 did not exceed $120,000.

Compensation Philosophy

The Compensation Committee’s guiding philosophy is to establish a compensation program that will enable the attraction, motivation and retention of quality executive leadership who will achieve competitively superior corporate performance and stockholder value creation. We designed our compensation program to be competitive with the compensation programs of other comparable employers and to align the executives’ compensation with our objectives as measured against established goals. We employ a balanced approach to compensation that considers market pay data, achievement of individual and organization performance objectives, our progress toward strategic goals, and the retention of key executive talent. The Compensation Committee bases its compensation decisions on the following core principles:

 •           Pay is Performance Based: We designed our executive officer pay programs to align with our performance and be competitive when compared to similar job sizes in the insurance industry. We target base salary midpoints to median salary levels as provided in Hay Group’s All-Insurance Industry database (“competitive market”). We target total cash compensation (base salary + annual incentive) at median of the All-Insurance market where we pay annual incentives at target levels. To ensure our pay practices remain competitive within the industry, the Compensation Committee reviews compensation data on base salary, annual incentives, and long-term incentives paid at a Peer Group of eight comparable insurance companies (“Peer Group”). Our compensation philosophy is to provide executives the opportunity to earn total direct compensation between the 50th and 75th percentiles of our competitive market when performance exceeds targeted levels, as proposed by management and affirmed by the Compensation Committee. Similarly, where performance does not meet threshold levels no incentive payout will occur, and executives will earn total direct compensation below median levels of the competitive market. Under our current pay philosophy, a significant portion of each executive’s pay is at-risk with the amount realized, if any, based on our performance. Pay levels and the portion of at-risk compensation increase as an executive assumes greater levels of responsibility within the Company.

 •           Compensation Opportunities Must Be Competitive: Competition for key management talent in the insurance industry is aggressive. The Compensation Committee carefully monitors the compensation practices of the insurance market and the industry peers to ensure our compensation philosophy and pay practices are appropriately competitive.

Consideration of 2014 Advisory Vote on Executive Compensation

The Compensation Committee values the opinions of our stockholders. At the April 24, 2014 annual meeting, more than 98% of the votes cast on the advisory vote on executive compensation (“say-on-pay”) were in favor of the named executive officer compensation program presented for consideration. The Committee considered this support in reaffirming the compensation philosophy presented above. The Compensation Committee considered, among other things: the 2014 vote results when designing our 2015 executive compensation program.

Program Elements

Four elements comprise our executive compensation program: base salary, bonus, annual incentive, and long term incentive. All senior executive officers participate in the same compensation program and are subject to the same pay policies. We use a formal job evaluation methodology to consider both the internal and external equity of executives’ total compensation. We consider internal equity to ensure that we compensate executives at an appropriate level relative to other Company employees. We consider external equity to assess how our compensation compares to compensation for comparable job content at other companies that are similar to us. Hay Group reviews each executive position using its proprietary job evaluation methodology to assess the position’s relative size. In this process, Hay Group considers the breadth of responsibilities, the complexity of the role, and the role’s impact on the success of the business. Once it values each job independently, Hay Group compares the jobs to determine relative relationships and then relates these job content sizes to pay opportunity levels based on compensation market data from Hay Group’s All-Insurance compensation database.

Base Salary. We provide base salaries to compensate for the duties, competencies, experiences and performances of the executives, as well as to provide a basic degree of financial security. The Compensation Committee sets base salary midpoints after considering the particular responsibilities of the executive positions and base salaries paid to similar positions in the competitive market, as adjusted for company size. Base salary midpoints for executive officers are targeted to the median of the competitive market. We set salary ranges with the minimum at 20 percent below midpoint and the maximum at 20 percent above midpoint.

The Peer Group of companies consists of:

American Equity Investment Life Holding Co.	Independence Holding Company
EMC Insurance Group	EMC Insurance Group
EMC Insurance Group	EMC Insurance Group
EMC Insurance Group	United Fire Group

All executive officers are eligible for an annual merit increase to base salary, effective January 1, based primarily on performance of job responsibilities, pay relative to salary range and accomplishment of predetermined performance objectives. Written job descriptions describe job responsibilities and Hay Group measures them using proprietary job evaluation methodology (as discussed above). The Principal Executive Officer evaluates the executive officers’ performances and the Compensation Committee evaluates the Principal Executive Officer’s performance.

In accordance with common Company practice, we developed annual base salary increases for 2015 in late 2014. The Committee approved an average 2.97% annual merit increase for senior officers.

Bonus. The Company pays an annual holiday bonus to all employees. The Committee and the Board of Directors or Executive Committee may also approve certain discretionary bonuses. We pay the annual holiday bonus and any discretionary bonus in cash. We show any bonus paid to a named executive officer in the bonus column of the Summary Compensation Table. There were no discretionary bonuses paid to named executive officers during 2014.

Annual Incentive. The Company provides the named executive officers and 75 other participants with an opportunity to earn cash incentive awards based on annual performance as part of our Omnibus Incentive Plan (“OIP”). We pay annual incentive compensation in cash. We target total cash (base salary + annual incentive) at the median of the Hay Group All-Insurance Industry database, as adjusted for company size, when we pay incentive awards at target.

Historically, we have established aggressive targets that resulted in actual annual incentive payouts below target levels.  Consequently, actual total cash received by our executives has trailed median levels of the competitive market.

For annual incentive purposes, we divide OIP participants into nine classes based on their levels of responsibility within the Company.  We assign a target incentive opportunity to each class expressed as a percent of base salary.  Generally, the more senior the position, the higher the percentage of the award we allocate to corporate goals to reflect broader job duties.  We base the majority of the incentive opportunity for all OIP participants on the achievement of three corporate goals and a smaller incentive opportunity on one or more individual goals.  Due to the unique nature of the position, the Principal Executive Officer’s annual incentive is based solely on the achievement of the three corporate goals.  For the remaining named executive officers, individual goals are established based on areas of responsibility.  For example, in addition to the three corporate goals, the Executive Vice President has business unit goals tied to the performance of the Old American business unit (3 separate goals) and the Kansas City Life business unit’s sales performance (one goal).   The Senior Vice President, Sales and Marketing, has a single business unit goal based on target life premiums on individual life insurance products for the Kansas City Life business unit.  The remaining named executive officers have two individual goals based on their individual areas of responsibility.

The table below provides annual incentive targets for 2015 expressed as a percentage of base salary for each of our named executive officers.

Principal Executive Officer:
Corporate Goals	Threshold	Target	Maximum
Goal 1 - Financial	14%	28%	42%
Goal 2 - Growth	14%	28%	42%
Goal 3 - Expense	7%	14%	21%
Total	35%	70%	105%

Executive Vice President:
Corporate Goals	Threshold	Target	Maximum
Goal 1 - Financial	6.0%	12.0%	18.0%
Goal 2 - Growth	6.0%	12.0%	18.0%
Goal 3 - Expense	3.0%	6.0%	9.0%
Corporate Goal Total	15.0%	30.0%	45.0%

Old American Goals	Threshold	Target	Maximum
Goal 1 - Financial	2.0%	4.0%	6.0%
Goal 2 - Growth	2.0%	4.0%	6.0%
Goal 3 - Production	1.0%	2.0%	3.0%
Old American Goal Total	5.0%	10.0%	15.0%
	Threshold	Target	Maximum
Kansas City Life Business Unit Goal	5.0%	10.0%	15.0%
Total	25.0%	50.0%	75.0%

Senior Vice President Sales and Marketing:
Corporate Goals	Threshold	Target	Maximum
Goal 1 - Financial	7.650%	15.300%	22.950%
Goal 2 - Growth	7.650%	15.300%	22.950%
Goal 3 - Expense	3.825%	7.650%	11.475%
Corporate Goal Subtotal	19.125%	38.250%	57.375%
	Threshhold	Target	Maximum
Kansas City Life Business Unit Goal	3.375%	6.750%	10.125%
Total	22.500%	45.000%	67.500%

All Other Named Executive Officers:
Corporate Goals	Threshold	Target	Maximum
Goal 1 - Financial	7.650%	15.300%	22.950%
Goal 2 - Growth	7.650%	15.300%	22.950%
Goal 3 - Expense	3.825%	7.650%	11.475%
Corporate Goal Subtotal	19.125%	38.250%	57.375%
Individual Goal
Goal # 1	3.375%	3.375%	3.375%
Goal # 2	3.375%	3.375%	3.375%
Individual Goal Subtotal	6.750%	6.750%	6.750%
Total	25.875%	45.000%	64.125%

The Compensation Committee established the following three fiscal year corporate goals for the 2014 OIP: Financial, Growth and Expense Control (discussed more fully below). It selected these metrics because they drive stockholder value and reflect our emphasis on profitable growth and cost control.

For 2014, the Corporate Goals were as follows:

Weighting	Goals	Performance Measures
	Finance Goal:	Threshold	$ 23.530	MM
40%	Operating Earnings	Target	$ 29.160	MM
	(Calendar Year)	Maximum	$ 34.790	MM
	Growth Goal:	Threshold	$ 10.499	MM
40%	Life Insurance	Target	$ 10.793	MM
	Target	Maximum	$ 11.284	MM
	Premiums	Threshold	$ 75.755	MM
	Expense Goal:	Target	$ 75.017	MM
20%	Controllable Expenses	Maximum	$ 74.279	MM

We measure the Financial Goal by operating earnings excluding the impact of incentive compensation plans. We measure the Growth Goal by new life insurance target premiums. We measure the Expense Control Goal by controllable expenses. Financial, Growth and Expense performance measures have a threshold, target and maximum award.

We designed the OIP so that we make no payouts unless the executives achieve the fiscal year earnings trigger. Our Compensation Committee uses an earnings trigger to prevent OIP payouts unless we achieve a specific level of earnings. For 2014, we achieved the earnings trigger of $23.530 million of net income net of the impact of incentive compensation plans, and we made payouts under the OIP. Kansas City Life also exceeded the target for the Financial Goal and the target for the Expense Goal. We did not meet the threshold for the Growth Goal.

We designed the OIP to award individual and Company performance that results in meeting important Company objectives. To address individual performance, we establish business unit or individual goals that support the corporate goals. Achievement of each business unit or individual goal permits an additional award to the participant based on the class to which the participant belongs. We designed the OIP so that we would only pay an award for an individual goal if the goal is fully achieved.

As noted above, each named executive officers except the Principal Executive Officer had a business unit or individual goal unique to their areas of responsibility.

The Executive Vice President had three goals related to the Old American business unit and one goal related to the Kansas City Life business unit.  The Old American goals related to financial performance and growth were met, while the remaining Old American goal and the Kansas City Life business unit goal were not.

The Principal Financial Officer had two individual goals in 2014.  One related to increasing the allocation to alternative investments and the other related to the commercial mortgage portfolio.  Both goals were met.

The Senior Vice President and Actuary had two individual goals in 2014.  One related to improving our risk management process and the other to implementing product strategies in response to the low interest rate environment.  Both goals were met.

The Senior Vice President, Sales and Marketing, had one business unit goal based on target life premiums on individual life insurance products for the Kansas City Life business unit.  This goal was not met.

Management recommends and the Compensation Committee approves the annual incentive goals and earnings trigger each year. In reviewing and approving annual incentive goals for plan year 2015, the Compensation Committee considered current economic conditions and their continued impact on investment values. The Compensation Committee’s objective is to establish annual incentive goals at levels that will drive superior performance, but that remain attainable, to provide the desired motivational impact to participants.

Equity Compensation. At this time, we pay all compensation in cash. As a result, we currently offer no equity compensation or equity compensation plan to our employees. We believe our use of Phantom Stock Options motivates our executives to create stockholder value.

Long Term Incentive.  We provide executive officers with long term incentives under the Omnibus Incentive Plan (“OIP”) approved by shareholders in 2014.  Prior to 2014, the Company provided a Long Term Incentive Plan (“LTIP”). Under the LTIP, the Compensation Committee grant Phantom Stock Options (PSOs) for three year overlapping terms. The 2012–2014 plan cycle began on January 1, 2012 and concluded on December 31, 2014. The initial face value of one PSO is the volume weighted average Company stock price from December 1, 2011 to December 31, 2011. The ending value of one PSO for this plan cycle was the volume weighted average Company stock price from December 1, 2014 to December 31, 2014. We determine payouts to LTIP participants by the increase in the ending PSO value over the initial PSO face value plus cash dividends on Company stock accrued over the three-year cycle. Under the LTIP, dividends without interest are payable at the end of each plan cycle, to the extent that the aggregate dividends exceed any negative share price appreciation. For the 2012–2014 plan cycle that concluded on December 31, 2014, we made payouts as the stock price increased between the initial and end dates.

As in 2014, the Compensation Committee granted PSO awards for the 2015-2017 plan cycle using a percentage of base salary approach. The Committee reviewed data from the Competitive Market, as adjusted for company size, provided by its compensation consultant to determine the appropriate percentage of base salary at which to set long-term incentive awards for each named executive officer.  For the 2015-2017 plan cycle, these percentages are 90% for the Chairman/CEO, 75% for the Executive Vice President, and 70% for the other named executive officers.  To determine the number of PSOs to be granted, the option value of a PSO unit is calculated using an Expanded Black-Scholes valuation methodology.

Perquisites. We offer limited perquisites to our executive officers. We provide an automobile allowance for certain officers based on date of hire (individuals elected to a position of Vice President or higher prior to November 21, 2000 have a grandfathered benefit) or based on job duties. Currently, three named executive officers (R. Philip Bixby, Walter E. Bixby and Mark A. Milton) receive an automobile allowance.

In 2014, the Compensation Committee authorized R. Philip Bixby and Walter E. Bixby’s utilization of the company aircraft for personal use based on the unique demands placed on these officers. The Compensation Committee encourages this use to improve overall availability to attend to business matters and to achieve increased travel efficiencies. Both named executive officers may use the Company aircraft for purely personal travel use up to 33 hours per year. Any personal use that would be in excess of 33 hours per year requires advance approval from the Compensation Committee.  During 2014, neither executive exceeded 33 hours of personal use.

We report any compensation related to a perquisite, if required, in the “All Other Compensation” sections of the Summary Compensation Table included below. Compensation related to personal use of the Company aircraft for the Company will be equal to the aggregate incremental costs to the Company for operating the Company aircraft for any personal travel. We base incremental costs for any flight leg deemed to be for personal use (including any deadhead flight leg related thereto) on the variable costs for operating the flight, including fuel, maintenance, crew travel expenses (including food, lodging and ground transportation); landing fees, ground handling fees, and insurance or maintenance agreements based on the specific flight, and other specific flight expenses. Since our aircraft is used primarily for business purposes, the calculation does not include fixed costs such as depreciation, general maintenance and insurance costs, and pilot salaries and benefits.

Deductibility of Executive Compensation

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an individual in any year unless the compensation qualifies as performance-based. The Compensation Committee seeks to design and administer our compensation programs in such a manner as to preserve the deductibility of compensation paid to executives.

Conclusion

We believe that the base salary, bonus, annual incentive awards, and long term incentive awards we provide to our named executive officers operate to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and our stockholders and that compensation levels are reasonable in light of performance and industry practices.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation (11)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings		All Other Compensation		Total

R. Philip Bixby	2014	$779,160	$300	$2,123,431	$522,608	(1)	$164,221	(6)(12)(14)	$3,589,720
President, CEO and	2013	$760,008	$300	$2,012,150	$1,291,452	(1)	$135,606	(6)(12)(14)	$4,199,516
Chairman of the Board	2012	$738,000	$200	$1,471,226	$1,057,590	(1)	$127,286	(6)(13)(14)	$3,394,302
(PEO)

Tracy W. Knapp	2014	$322,344	$260	$597,151	$71,156	(2)	$38,198	(7)(14)	$1,029,109
Senior Vice President,	2013	$313,140	$250	$566,357	$144,565	(2)	$47,461		$1,071,773
Finance (PFO)	2012	$304,860	$140	$402,285	$205,975	(2)	$46,961	(7)(14)	$960,221

Mark A. Milton	2014	$325,812	$300	$598,197	$135,898	(3)	$41,684	(8)(14)	$1,101,891
Senior Vice President,	2013	$316,080	$300	$567,247	$9,876	(3)	$51,688	(8)(14)	$945,191
and Actuary	2012	$307,800		$403,361	$167,301	(3)	$59,892	(8)(13)(14)	$938,554

Donald E. Krebs	2014	$300,060	$280	$556,564	$54,723	(4)	$38,899	(9)(14)	$950,526
Senior Vice President,	2013	$292,680	$270	$544,963	$10,770	(4)	$47,180	(9)(14)	$895,863
Sales and Marketing	2012	$285,000	$160	$385,714	$39,080	(4)	$64,308	(9)(13)(14)	$774,262

Walter E. Bixby	2014	$347,088	$300	$429,968	$134,560	(5)	$68,431	(10)(12)(14)	$980,347
Executive Vice President	2013	$339,480	$300	$396,396	$90,189	(5)	$74,445	(10)(13)(14)	$900,810
and Vice Chairman of
the Board

(1)
For 2014, includes $90,630 change in pension value and $322,537 change in nonqualified deferred compensation earnings and $22,421 change in retiree medical and $87,020 change in excess benefit; for 2013, includes ($15,226) change in pension value and $1,284,649 change in nonqualified deferred compensation earnings and ($1,704) change in retiree medical and $23,733 change in excess benefit; and for 2012, includes $183,813 change in pension value and $735,817 change in nonqualified deferred compensation earnings and $1,443 change in retiree medical and $136,517 change in excess benefit.

(2)
For 2014, includes $22,385 change in pension value and $18,883 change in nonqualified deferred compensation earnings and $26,934 change in retiree medical and $2,954 change in excess benefit; for 2013, includes ($9,505) change in pension value and $154,509 change in nonqualified deferred compensation earnings and $934 change in retiree medical and ($1,373) change in excess benefit; and for 2012, includes $15,248 change in pension value and $174,896 change in nonqualified deferred compensation earnings and $14,710 change in retiree medical and $1,121 change in excess benefit.

(3)
For 2014, includes $90,333 change in pension value and $12,312 change in nonqualified deferred compensation earnings and $27,289 change in medical and $5,964 change in excess benefit; for 2013, includes ($41,561) change in pension value and $58,030 change in nonqualified deferred compensation earnings and ($4,880) change in medical and ($1,703) change in excess benefit; for 2012, includes $127,656 change in pension value and $33,207 change in nonqualified deferred compensation earnings and $4,070 change in medical and $2,368 change in excess benefit.

(4)
For 2014, includes $19,547 change in pension value and $5,881 change in nonqualified deferred compensation earnings and $28,268 change in medical and $1,027 change in excess benefit; for 2013, includes ($4,036) change in pension value and $11,944 change in nonqualified deferred compensation earnings and $3,198 change in medical and ($336) change in excess benefit; and for 2012, includes $16,757 change in pension value and $4,716 change in nonqualified deferred compensation earnings and $16,247 change in medical and $1,360 change in excess benefit.

(5)
For 2014, includes $88,053 change in pension value and $19,805 change in nonqualified deferred compensation earnings and $25,950 change in medical and $752 change in excess benefit; for 2013, includes ($34,808) change in pension value and $128,427 change in nonqualified deferred compensation earnings and ($3,243) change in medical and ($187) change in excess benefit. Mr. W. E. Bixby was not a named executive officer prior to 2013.

(6)
For 2014, includes $8,000 in cash compensation for services as chairman, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries. For 2013, includes $8,000 in cash compensation for services as chairman, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries. For 2012, includes $8,500 in cash compensation for services as chairman, $5,500 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.

(7)
For 2014, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries. For 2013, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries. For 2012, includes $8,500 in cash compensation for service as a director, $5,500 of which was attributable to the registrant and $3,000 of which was attributable to subsidiaries.

(8)
For 2014, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. For 2013, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. For 2012, includes $8,500 in cash compensation for service as a director, $5,500 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries.

(9)	For each year, includes $2,000 in cash compensation for service as a director for a subsidiary.
(10)
For 2014, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. For 2013, includes $8,000 in cash compensation for service as a director, $5,000 of which was attributable to registrant and $3,000 of which was attributable to subsidiaries. Mr. W. E. Bixby was not a named executive officer prior to 2013.

(11)	Includes the amounts earned in the Long Term Incentive Plan (LTIP) and the Annual Incentive Plan (AIP) as shown below:

	Year	LTIP	AIP	Total LTIP and AIP
R. Philip Bixby	2014	$1,736,032	$387,399	$2,123,431
	2013	$1,632,332	$379,818	$2,012,150
	2012	$1,006,286	$464,940	$1,471,226
Tracy W. Knapp	2014	$499,932	$97,219	$597,151
	2013	$471,557	$94,800	$566,357
	2012	$290,709	$111,579	$402,288
Mark A. Milton	2014	$499,932	$98,265	$598,197
	2013	$471,557	$95,690	$567,247
	2012	$290,706	$112,655	$403,361
Donald E. Krebs	2014	$484,069	$72,495	$556,564
	2013	$456,357	$88,606	$544,963
	2012	$281,404	$104,310	$385,714
Walter E. Bixby	2014	$341,842	$88,126	$429,968
	2013	$321,790	$74,606	$396,396

(12)	Includes perquisites related to personal use of the corporate aircraft and an automobile allowance.

(13)	Includes perquisite of an automobile allowance.

(14)	Includes:

	Year	Employer 401(k) Match	Employer 401(k) Profit Sharing	Employer Contribution in Deferred Comp.

R. Philip Bixby	2014	$17,500	-	$65,033
	2013	$17,500	$10,200	$62,821
	2012	$17,500	$10,000	$61,040
Tracy W. Knapp	2014	$17,500	-	$10,612
	2013	$17,500	$10,200	$9,746
	2012	$17,500	$10,000	$9,495
Mark A. Milton	2014	$17,500	-	$11,008
	2013	$17,500	$10,200	$10,098
	2012	$17,500	$10,000	$9,872
Donald E. Krebs	2014	$17,500	-	$8,012
	2013	$17,500	$10,200	$7,314
	2012	$17,500	$10,000	$7,184
Walter E. Bixby	2014	$17,500	-	$13,646
	2013		$10,200	$10,982

GRANTS OF PLAN BASED AWARDS
2014

Name	Grant Date (4)	Board of Directors Action Date (4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

			Threshold	Target	Maximum

R. Philip Bixby	1/1/2014	10/28/2013	$272,706	$545,412	$818,118	(1)
	1/1/2012	10/24/2011	-	$1,736,032	-	(2)(3)
	1/1/2013	10/22/2012	-	$972,517	-	(3)
	1/1/2014	10/28/2013	-	$60,510	-	(3)
	1/1/2015	10/27/2014	-	-		(3)

Tracy W. Knapp	1/1/2014	10/28/2013	$74,139	$128,938	$183,736	(1)
	1/1/2012	10/24/2011	-	$499,932	-	(2)(3)
	1/1/2013	10/22/2012	-	$280,944	-	(3)
	1/1/2014	10/28/2013	-	$17,480	-	(3)
	1/1/2015	10/27/2014	-	-	-	(3)

Mark A. Milton	1/1/2014	10/28/2013	$74,937	$130,325	$185,713	(1)
	1/1/2012	10/24/2011	-	$499,932	-	(2)(3)
	1/1/2013	10/22/2012	-	$280,944	-	(3)
	1/1/2014	10/28/2013	-	$17,480	-	(3)
	1/1/2015	10/27/2014	-		-	(3)

Donald E. Krebs	1/1/2014	10/28/2013	$64,513	$129,026	$193,539	(1)
	1/1/2012	10/24/2011	-	$484,069	-	(2)(3)
	1/1/2013	10/22/2012	-	$272,170	-	(3)
	1/1/2014	10/28/2013	-	$16,934	-	(3)
	1/1/2015	10/27/2014	-		-	(3)

Walter E. Bixby	1/1/2014	10/28/2013	$78,095	$156,190	$234,284	(1)
	1/1/2012	10/24/2011	-	$341,842	-	(2)(3)
	1/1/2013	10/22/2012	-	$329,235	-	(3)
	1/1/2014	10/28/2013	-	$20,485	-	(3)
	1/1/2015	10/27/2014	-	-	-	(3)

(1)
Based on the terms of our annual incentive program, as described in the Compensation Discussion and Analysis, all but the Principal Executive Officer have business unit or personal goals. The calculation of the award disclosed in the minimum, threshold and maximum columns of this table assumes that any personal goals are achieved and that all weighted business unit or weighted corporate goals are at threshold, target or maximum for each named executive officer.

(2)
Based on the terms of our long term incentive program as described in the Compensation Discussion and Analysis. It does not have a threshold, target or maximum. The amount shown as target is the actual plan award for the term from January 1, 2012 to December 31, 2014.

(3)
Based on the terms of our long term incentive program, as described in the Compensation Discussion and Analysis, which does not have a threshold, target or maximum. The amount of the target is not determinable, so the amount shown as target is a representative amount based on the prior fiscal years’ performance, based on these inputs:

Grant		December 2014	Cycle to Date
For 3 yr. Plan	Grant Price	Av. W. Price (*)	Div/SH Accrual

1/1/2012	$31.70	$47.87	$3.51
1/1/2013	$37.86	$47.87	$2.16
1/1/2014	$48.06	$47.87	$1.08
1/1/2015	$47.87	$47.87	$-

* Each three year plan will use the volume-weighted stock price for December at the end of the term.

(4)	The Grant Date and the Board of Directors Action Date for this non-equity plan are different because some factors critical to past performance are not known until the end of the year.

NON-QUALIFIED DEFERRED COMPENSATION
2014

Name	Executive Contributions In Last FY (1)	Registrant Contributions In Last FY (2)	Aggregate Earnings In Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE (4)

R. Philip Bixby	$7,792	$65,033	$322,537	$-	$8,193,455
Tracy W. Knapp	-	$10,612	$18,883	$-	$678,319
Mark A. Milton	-	$11,008	$12,312	$-	$337,400
Donald E. Krebs	-	$8,012	$5,881	$-	$74,983
Walter E. Bixby	$35,695	$13,646	$19,805	$-	$668,163

(1)	Amounts reported in this column are included in the Salary and Non-Equity Incentive Plan columns of the Summary Compensation Table.

(2)	Amounts reported in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Amounts reported in this column are included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings and Retiree Medical column of the Summary Compensation Table.

(4)
Amounts reported in this column were reported in the last fiscal year in the Summary Compensation Table as follows: Executive Contributions were included in the Salary column; Registrant Contributions were included in the All Other Compensation column; Aggregate Earnings were included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column; Aggregate Withdrawals/Distributions were not included.

Non-Qualified Deferred Compensation Discussion

We limit participation in the Kansas City Life Deferred Compensation Plan to employees whose compensation is greater than certain predetermined levels. For 2015, we defined highly compensated employees as those whose compensation was $115,000 or more in 2014. Participants are eligible to participate in the Plan up to a maximum of 100% of their base salary and/or eligible bonuses.

The plan participant selects funds from a variety of investment choices provided by the plan. Participants may change their selections daily. The interest rates and earnings vary for the participants depending on their fund selections and allocations plus the performance of each fund.

PENSION BENEFITS
2014

Name	Plan Name	Numer of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

R. Philip Bixby	Kansas City Life Insurance Company Cash Balance Pension Plan	33 years	$1,769,024	$ -

	Kansas City Life Insurance Company Excess Benefit Plan	33 years	$1,483,846	$ -

	Kansas City Life Insurance Company Retiree Medical Plan	37 years	$136,132	$ -

Tracy W. Knapp	Kansas City Life Insurance Company Cash Balance Pension Plan	12 years	$178,058	$ -

	Kansas City Life Insurance Company Excess Benefit Plan	12 years	$23,735	$ -

	Kansas City Life Insurance Company Retiree Medical Plan	16 years	$90,933	$ -

Mark A. Milton	Kansas City Life Insurance Company Cash Balance Pension Plan	29 years	$1,109,232	$ -

	Kansas City Life Insurance Company Excess Benefit Plan	29 years	$65,161	$ -

	Kansas City Life Insurance Company Retiree Medical Plan	33 years	$146,496	$ -

Donald E. Krebs	Kansas City Life Insurance Company Cash Balance Pension Plan	14 years	$215,617	$ -

	Kansas City Life Insurance Company Excess Benefit Plan	14 years	$13,985	$ -

	Kansas City Life Insurance Company Retiree Medical Plan	18 years	$125,760	$ -

Walter E. Bixby	Kansas City Life Insurance Company Cash Balance Pension Plan	29 years	$983,883	$ -

	Kansas City Life Insurance Company Excess Benefit Plan	29 years	$9,719	$ -

	Kansas City Life Insurance Company Retiree Medical Plan	33 years	$149,018	$ -

Pension Benefits Discussion

We offer three plans that provide payments or other benefits at, following, or in connection with retirement. These include the Kansas City Life Insurance Company Cash Balance Pension Plan (the “Qualified Plan”), Kansas City Life Excess Benefit Plan (the “Excess Benefit Plan”) and the Kansas City Life Employee Medical Plan (the “Medical Plan”) collectively, “the Plans”.

The Qualified Plan is open to employees who are at least 21 years of age who have completed one year of service with the Company or a participating subsidiary. The “normal retirement” benefit under the plan is available at age 65. The Qualified Plan has two “early retirement” provisions based on when the participant joined the plan. For participants who joined the plan on or after January 1, 1982, the participant will be able to receive benefits at or after age 55 as long as the participant’s age plus their years of service after age 25 are equal to or greater than 75. For participants who joined the plan prior to January 1, 1982, the participant will be able to receive benefits under the plan at age 55, if the participant was a member of the plan for at least fifteen years, or at age 60 if the participant was a member of the plan for at least 10 years. Mr. P. Bixby, Mr. W. Bixby, Mr. Krebs and Mr. Milton would be eligible for the “early retirement” benefit under the Qualified Plan.

We froze the Qualified Plan December 31, 2010 and made no further contributions after that date. Effective January 1, 2011, the normal retirement benefit under the Qualified Plan became the greater of the participant’s cash balance account or the actuarial equivalent of the participant’s prior plan benefit or grandfathered benefit. The cash balance account is credited with interest each year. The normal form of payment is a life annuity if single or a qualified joint and survivor annuity if married. Participants also have the option of electing an actuarial equivalent form of payment, including a lump sum. The early retirement benefit is the accrued benefit at severance actuarially reduced for early commencement. The prior plan benefit and the grandfathered benefit are reduced by the prior plan reduction factors. The compensation used in determining the accrued benefit is base pay excluding bonuses, overtime pay, severance pay or any other extraordinary payments.

We also froze the Excess Benefit Plan December 31, 2010 and made no further contributions after that date. It is similar in operational design to the Qualified Plan discussed above, with the exception that the Excess Benefit Plan does not set compensation limits under IRC Section 401(a)(17) or benefit limitations under IRC Section 415. We designed the Excess Benefit Plan to provide the same essential pension benefits as those under the Qualified Plan, with the participant accepting that the plan does not provide the protections and benefits provided by IRC Section 401(a)(17) and IRC Section 415. Mr. P. Bixby would be eligible for the “early retirement” benefit under the Excess Benefit Plan.

The Medical Plan provides benefits to retired employees and their dependents who satisfy eligibility requirements if the retired employee continues to pay the applicable premium for medical benefits. Premiums for retired employees and their qualifying dependents may vary based on years of service and the age at which the employee retires. Active full-time employees hired prior to January 1, 2000 who become eligible to retire must continuously participate in the Medical Plan during the last sixty (60) months of employment immediately prior to retirement to be eligible for Retiree Medical Plan coverage. Active full-time employees hired on or after January 1, 2000 but prior to January 1, 2005 who become eligible to retire must have a minimum of one hundred twenty (120) months of service and continuously participate in the Medical Plan during the last sixty (60) months of employment immediately prior to retirement to be eligible for Retiree Medical Plan coverage. Employees hired or rehired on or after January 1, 2005 are not eligible to participate in the Retiree Medical Plan.

The Plans provide some retirement benefits for all eligible Company employees.

A discussion regarding the assumptions upon which the present value of accumulated benefits for all of the Plans can be found in Item 7, Management’s Discussion and Analysis, and in Note 12, Pensions and Other Postretirement Benefits, to the Consolidated Financial Statements found in our Form 10-K, as amended.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The named executive officers of the Company are all currently “at will” employees, without employment contracts, change in control agreements or individual severance agreements.

We do have a severance policy for salaried employees that would include each named executive officer.  Under the policy, a named executive officer who was terminated because of a reduction in staff would receive one month’s pay for each year of service up to the maximum of one year.  Amounts payable as of December 31, 2014 are included in the chart below.  We do not provide a severance payment for any of the named executive officers in the event of death, disability or retirement.  A change in control does not affect the amount or timing of cash severance payments, though (for purposes of illustration) the chart below assumes a termination as part of any change of control.

In addition, under our benefit plans, our named executive officers may receive compensation and benefits pursuant to our retiree medical plan, cash balance pension plan, deferred compensation plan and employee stock ownership plan. Such plans and arrangements do not discriminate in scope, terms or operation in favor of our named executive officers. Vesting for our named executive officers in the benefits available under these plans is the same as all other participants.  The named executive officers do not receive any enhanced benefit as a result of any termination or change in control under these plans, although a termination due to death or disability or a change in control under the deferred compensation plan will accelerate the time of payment to the date of death, disability or change in control and change the form of payment to a lump sum payout.  The amount that would be distributed to any named executive officer under the deferred compensation plan in lump sum upon a termination due to death or disability or due to a change in control, assuming a year-end 2014 event, is shown in the chart below.

In 2014, the Company adopted the Kansas City Life Insurance Company Omnibus Incentive Plan (“OIP”), which provides two forms of benefits that may be impacted by a termination for any reason or for a change in control.  The two forms of benefits under the plan are a long term incentive program and an annual incentive program, both of which are discussed in more detail in prior sections.

Under the long term incentive portion (“LTI”) of the OIP, a named executive officer terminated without cause, for good reason, or due to retirement, death or disability would receive a LTI phantom stock option payout for any 3-year plan cycles that have not been completed based on a pro rata payout equal to the spread between the fiscal-year end volume weighted-average closing price of the stock for the final month of the year in which the termination occurred and the grant price, multiplied by the number of phantom stock options awarded to the officer for the applicable cycle.  This product is then multiplied by a fraction, the numerator being the number of months that have elapsed in the plan cycle, as of the termination and the denominator being the total number of months in the plan cycle.  Based on an assumed December 31, 2014 termination, the amount that would be payable to the named executive officers for all outstanding plan cycles is shown in the chart below.  For a termination for cause, the named executive officer would not receive any payout for the LTI phantom stock options.

Upon a change in control, each named executive officer would receive a LTI phantom stock option payout for any 3-year plan cycle that had not completed as of the date of the transaction date, equal to the spread between the transaction price and the grant price, multiplied by the number of phantom stock options awarded to the officer for the applicable cycle.  The transaction price would be (a) the negotiated sale price for stock, or (b) if the change in control is the result of a tender or exchange offer, the highest price per share of stock paid in the tender or exchange offer.  Based on an assumed transaction date of December 31, 2014, and a transaction price equal to the 2014 fiscal-year-end volume weighted-average closing price of the stock, the amount that would be payable to the officers for all outstanding plan cycles is set forth in the chart below.

Under the annual incentive award portion of the OIP, a named executive officer who terminates due to death, disability, or retirement may receive a prorated Annual Performance Award for achieving specified corporate or business unit goals based on the number of full months the officer was employed during the plan year (January 1 through December 31).  Based on an assumed December 31, 2014 termination, the amount that would be payable to the officers for such award is set forth in the chart below. Termination of a named executive officer for any reason other than death, disability, or retirement, would not result in an Annual Performance Award.

For a change in control, the OIP does not have a guaranteed provision that would provide for an accelerated payment of an annual incentive award upon such an event.  Instead, the Company’s Compensation Committee has discretion to (a) assume, substitute, or adjust, (b) accelerate the vesting of and terminate any restrictions or performance conditions, and/or (c) cancel for a payment in cash or other property each named executive officer’s annual performance award.  The chart below assumes that the Compensation Committee would provide an accelerated and full payment to named executive officers under their annual performance award agreement in the event of a change in control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

R. Philip Bixby	Death or Disability	Retirement	Termination(1)	Change in Control
Severance Plan(2)	$-	$-	$779,160	$779,160
Deferred Compensation Plan (3)	$8,193,455	$-	$-	$8,193,455
Long Term Incentive	$2,407,587	$2,407,587	$2,407,587	$2,769,059
Annual Performance Award	$387,399	$387,399	$-	$387,399
Total:	$10,988,441	$2,794,986	$3,186,747	$12,129,073

Tracy W. Knapp
Severance Plan(2)	$-	$-	$322,344	$322,344
Deferred Compensation Plan (3)	$678,319	$-	$-	$678,319
Long Term Incentive	$693,933	$693,933	$693,933	$798,356
Annual Performance Award	$97,219	$97,219	$-	$97,219
Total:	$1,469,471	$791,152	$1,016,277	$1,896,238

Mark A. Milton
Severance Plan(2)	$-	$-	$325,812	$325,812
Deferred Compensation Plan (3)	$337,400	$-	$-	$337,400
Long Term Incentive	$693,933	$693,933	$693,933	$798,356
Annual Performance Award	$98,265	$98,265	$-	$98,265
Total:	$1,129,598	$792,198	$1,019,745	$1,559,833

Donald E. Krebs
Severance Plan(2)	$-	$-	$300,060	$300,060
Deferred Compensation Plan (3)	$74,983	$-	$-	$74,983
Long Term Incentive	$672,011	$672,011	$672,011	$773,173
Annual Performance Award	$72,495	$72,495	$-	$72,495
Total:	$819,489	$744,506	$972,071	$1,220,711

Walter E. Bixby
Severance Plan(2)	$-	$-	$347,088	$347,088
Deferred Compensation Plan (3)	$668,163	$-	$-	$668,163
Long Term Incentive	$569,190	$569,190	$569,190	$691,562
Annual Performance Award	$88,126	$88,126	$-	$88,126
Total:	$1,325,479	$657,316	$916,278	$1,794,939

(1)	Assumes termination for any reason except cause, there is no payout for a termination for cause.
(2)	Assumes termination due to a reduction in force, either as traditional termination or a change in control.
(3)	Terminations due to death, disability, retirement or for any other reason will follow the time and form of payment selected by the participant.

DIRECTOR COMPENSATION

We pay directors who are not employees of the Company an annual fee of $20,000, payable quarterly, plus a $2,500 attendance fee per quarterly meeting and a $2,000 attendance fee per special meeting.

The tables below set forth a summary of director compensation for the fiscal year ending December 31, 2014.

Director	Board Cash Fees	Committee Fees	All Other Compensation	Total Compensation

Kevin G. Barth	$30,000	$2,250	$-	$32,250
William R. Blessing	$30,000	$17,250	$-	$47,250
Nancy Bixby Hudson	$30,000	$-	$6,000	$36,000
Michael Braude	$30,000	$3,000	$-	$33,000
James T. Carr	$30,000	$-	$-	$30,000
John C. Cozad	$30,000	$-	$-	$30,000
Richard Finn	$30,000	$20,000	$-	$50,000
David S. Kimmel	$30,000	$5,000	$-	$35,000
Cecil R. Miller	$30,000	$10,000	$-	$40,000
William A. Schalekamp	$30,000	$15,000	$-	$45,000

We pay directors who are employees of the Company an annual fee of $5,000, payable quarterly and a $500 attendance fee per special meeting.

The Company reimburses travel expenses to attend Board and Committee meetings.

RISK MANAGEMENT

Board Oversight of Risk

The Board of Directors is responsible for overseeing risk management at our Company. The Board regularly considers our risk profile when reviewing our overall business plan and strategy and when making decisions. To better manage daily operations, the Board created an Executive Committee. The Executive Committee has six directors: three are currently executive officers and three are independent directors. The Committee has authority to exercise all powers of the full Board related to management, general control, and supervision of the business. This authority includes the oversight of operational risk related to our business, risks associated with our investment decisions, and underwriting risk associated with insurance products we and our subsidiaries offer. The Executive Committee meets regularly during the course of the year and met twelve times in 2014. The Board of Director delegates risk oversight to the Executive Committee because it understands daily events and circumstances impacting our operations and Company policies and procedures that address and mitigate risks associated with our business. The Executive Committee advises the full Board on an ongoing basis regarding operational, investment, and underwriting risks we face.

We also have a Risk Oversight Committee whose members include the Senior Officers of the Company and the Internal Auditor. The Risk Oversight Committee reports at least quarterly to the full Board and to the Audit Committee. The Risk Oversight Committee drafted the Risk Oversight Policy to create and support a strong risk management culture.  One of the major purposes of the Risk Oversight Committee is to ensure that the executive team and Board of Directors are well informed of risks.

Risk Related to Compensation Policies and Practices

We sell life insurance and annuity contracts to the public. Like other companies in this industry, the compensation policies and practices of the Registrant create an incentive for employees and sales personnel to take risks to grow our business.

The design philosophy of the compensation system for all employees is similar to the compensation philosophy discussed for executive officers earlier in this document. Our guiding philosophy is to establish a compensation program that will enable the attraction, motivation and retention of employees at all levels. We designed the compensation program to be competitive with other comparable employers.

We structured the compensation system so that only two departments have a compensation structure that significantly varies from the remainder of the Company. We also have two areas that carry a significant portion of our risk profile. Those areas are the insurance agency force plus sales management and the group sales department.

We distribute our products through insurance agents who are independent contractors. These agents are paid solely on a commission basis. Regional sales management personnel supervise these agents. They receive a base salary plus a bonus based on sales performance of their respective regions. These individuals report to the Senior Vice President, Sales and Marketing. For its group insurance business, we utilize independent insurance agents paid on a commission only basis and internal sales management who receive a base salary plus a bonus based on sales in their area. These individuals report to the Vice President, Group.

The actuarial department designed the commissions paid on all of our products based on an analysis of a multitude of risk factors associated with the sale of the product. The actuarial department evaluates and measures mortality risk, marketplace risk, financial risk, operational risk, political risk, and other measurable risks that could impact the profitability and performance of our products. After measuring these risks, and considering values needed to provide long term value to customers and corporate profitability, the actuarial department will set commission rates for each product. They set commission rates as a percentage of premiums for each product using regulatory guidelines from the states. We monitor the performance of each product. We also file quarterly financial reports analyzing overall financial performance and performance by product type in each state in which it does business. In the event that the commission rates are excessive, we will adjust rates downwards. In the event they are too low, we will raise the rates.

The two areas bearing significant portions of our risk profile are the actuarial department, which reports to the Senior Vice President and Actuary, and the investment management departments, which reports to the Principal Financial Officer. The employees in both groups are salaried employees, with no specific bonus related to the performance of the risks they manage. Many of these employees are eligible to participate in AIP. As discussed earlier, no award is available under the AIP unless the Company meets an earnings trigger. Additionally, the AIP sets goals for growth balanced by quantifiable and measurable goals for increasing operating earnings and controlling expenses. The Compensation Committee actively reviews and approves each year’s goals and reviews performance against those established goals.

Our Risk Oversight Committee reviews all our incentive compensation plans and considers whether any of them encourage inappropriate risk-taking or give rise to risks that are reasonably likely to have a material adverse effect on the Company. The Risk Oversight Committee then decides whether it would recommend any changes to the plans. The Risk Oversight Committee presents its conclusions for review by the Board of Directors.

PERFORMANCE COMPARISON

The following graph provides a comparison of the cumulative total return on Kansas City Life’s common stock over the last five fiscal years to the S&P 500 Index (“S&P 500”) and to a peer comparison group (“Peer Group”). The graph assumes that $100 was invested on December 31, 2009, and that all dividends were reinvested on the last day of each quarter. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of 5 Year Cumulative Total Return Among Kansas City Life, the S&P 500 and a Peer Group

	2009	2010	2011	2012	2013	2014
Kansas City Life	$100.00	$114.91	$118.12	$142.52	$182.92	$188.35
S&P 500	$100.00	$115.03	$117.47	$136.18	$180.18	$204.75
Peer Group	$100.00	$134.32	$135.64	$153.63	$242.58	$293.24

The Peer Group index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the following table.

American Equity Investment Life Holding Co.	Primerica, Inc.
American National Insurance Co.	Protective Life Corporation
FBL Financial Group, Inc.	StanCorp Financial Group, Inc.
Horace Mann Educators Corp.	Symetra Financial Corporation
Kemper Corporation	Torchmark Corporation
National Western Life Insurance Co.	United Fire and Casualty
The Phoenix Companies, Inc.	Universal American Corp.

The Peer Group index has changed during the five-year period.  Unitrin, Inc. changed its name to Kemper Corporation in 2011. Delphi Financial Group, Inc. and Harleysville Group, Inc. were removed in 2012 due to being acquired, and they were replaced with Symetra Financial Corporation and Primerica, Inc. Due to data availability, the starting date for the total return calculation for both Symetra Financial Corporation and Primerica, Inc. is March 31, 2010. Presidential Life Corporation was removed in 2013 due to being acquired, and it was replaced with American National Insurance Co. The chart above only includes the data from the current peer group member companies listed above.

The companies in the Peer Group index include many of the same companies used by the Compensation Committee in evaluating compensation. The group of companies used by the Compensation Committee can be found in the Compensation Disclosure and Analysis section of our Proxy Statement.

The disclosure set forth above under the caption “Performance Comparison” shall not be deemed to be soliciting material and is not incorporated by reference into any of our prior filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, that incorporated future filings or portions thereof.

REPORT OF THE COMPENSATION COMMITTEE

Our Compensation Committee aids the Board in meeting its responsibilities with regard to the oversight and determination of executive compensation by reviewing and recommending salary and other compensation for executive officers including our Long-Term Incentive Plan and Annual Incentive Plan. It also reviews and recommends director compensation to the Board.

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with Management and its compensation consultants and based on the review, has recommended to the Board that it be included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2014 and, as applicable, for our Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE Michael Braude, Compensation Committee Chair Kevin G. Barth, Committee Member William R. Blessing, Committee Member

AUDIT COMMITTEE REPORT

During fiscal year 2014, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of our consolidated financial statements. The Audit Committee charter adopted by the Board of Directors complies with all applicable provisions of the NASDAQ Capital Market listing standards. Each of the members of the Audit Committee meets the independence and experience requirements of the NASDAQ Capital Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2014, the Audit Committee met five times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Accounting Officer, the Chief Financial Officer and the Independent Registered Public Accounting Firm (Auditors) prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Auditors the written disclosures and the letter describing all relationships between the Auditors and the Company that might bear on the Auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” and discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the Auditors’ independence. The Audit Committee also discussed with Management, the internal auditors and the Auditors, with and without Management present, the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the Auditors and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the Auditors all communications required by generally accepted auditing standards, including those required to be discussed by Public Company Accounting Oversight (“PCAOB”) Auditing Standards No. 16, “Communication with Audit Committees”, as amended, and discussed and reviewed the results of the audits of the consolidated financial statements and financial statement schedules as of December 31, 2014 and 2013 and for each of the years in the three years then ended, and internal control over financial reporting as of December 31, 2014. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services provided by the Auditors.

The Audit Committee reviewed and discussed the consolidated financial statements for the Company as of and for the fiscal year ended December 31, 2014, with Management and the Auditors. Management has the responsibility for the preparation of our consolidated financial statements and financial statements schedules, and for maintaining effective internal controls over financial reporting.  The Auditors have the responsibility to express an opinion on the consolidated financial statements and on the Company’s internal control over financial reporting based on their audits.

Based on the above-mentioned review and discussion with Management and the Auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

After reviewing the services provided by the Auditors, the Audit Committee, in accordance with its charter, authorized the appointment of KPMG LLP as Independent Registered Public Accounting Firm for 2015.

AUDIT COMMITTEE Cecil R. Miller, Audit Committee Chair Richard L. Finn, Committee Member David S. Kimmel, Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The Company's Audit Committee has engaged KPMG LLP as its independent registered public accounting firm. The Audit Committee regularly reviews and determines whether any non-audit services provided by KPMG LLP potentially affects their independence with respect to the Company. The Audit Committee’s policy is to pre-approve all audit services and permissible non-audit services provided by KPMG LLP. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. Specific members of Management are authorized to approve audit services of up to $10,000 with ratification by the Audit Committee at the next scheduled meeting of the Audit Committee. Also, the Audit Committee may pre-approve additional services or specific engagements on a case-by-case basis.

There were no non-audit services provided by KPMG in 2014.   In addition, more than 50% of audit engagement hours were performed by KPMG’s full-time, permanent employees and/or affiliated employees in non-US offices.

A representative of KPMG LLP will be present at the meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

The following table sets forth the aggregate fees, in thousands, billed by KPMG LLP with respect to audit and non-audit services for the Company for the years ended December 31, 2014 and 2013:

	2014	2013

Audit Fees (1)	$886	$904
Audit-Related Fees (2)	37	45
Tax Fees (3)	-	-
All Other Fees	-	-
	$923	$949

(1)
Includes fees for professional services rendered in the integrated audit of the Company’s consolidated financial statements and financial statement schedules, and effectiveness of the Company’s internal control over financial reporting, separate audits of the statutory financial statements of the Company and its insurance company subsidiaries, separate audits of certain non-insurance subsidiaries, separate audits of the Company’s Variable Annuity and Variable Life Separate Accounts, and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the applicable periods.

.
(2)	Includes fees for professional services related to the audit of the Company’s benefit plans.

(3)	There were no tax fees paid in 2013 or 2014.